Exhibit 99.1

FOR IMMEDIATE RELEASE

ATLAS AIR WORLDWIDE HOLDINGS, INC. TO COMPLETE
RESTRUCTURING PLAN IN CHAPTER 11 REORGANIZATION

Company Receives Commitment for $50 million in DIP and Exit Financing

     Purchase, New York — January 30, 2004 — Atlas Air Worldwide Holdings, Inc. (“AAWH”), the parent company of Atlas Air, Inc. (“Atlas”) and Polar Air Cargo, Inc. (“Polar”), today announced it, Atlas and Polar and certain other direct and indirect U.S. subsidiaries have filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Florida. The bankruptcy filing is intended to implement the restructuring program commenced in March 2003, pursuant to which AAWH has been successful in obtaining agreements in principle from its major secured creditors and lessors.

     Jeff Erickson, president and chief executive officer of AAWH, said that during the Chapter 11 case, Atlas and Polar will maintain their ability to continue their global operations and continue their long-standing commitment to their customers. “Atlas and Polar will continue to provide customers with the same experience, level of service and reliability they have come to expect,” he said.

     Chapter 11 permits a company to continue operations in the normal course while it develops a plan of reorganization to address its existing debt, capital and cost structures.

     AAWH stressed that it is business as usual for the company. To ensure the continued normal operation of Atlas and Polar, the company said that it has requested relief from the bankruptcy court allowing it to, among other things, continue making regular and timely payments to fuel and other critical and foreign vendors, service providers and governments, obtain debtor-in-possession financing and pay employee salaries, wages and benefits without interruption.

     AAWH reported that in conjunction with its filing, it has arranged commitments for $50 million in debtor-in-possession (DIP) and exit financing from CIT Group and Ableco Finance LLC, an affiliate of Cerberus Capital Management, L.P. Access to the $50 million is subject to certain terms of the facility that require, among other things, that the company achieve performance and liquidity milestones under its business plan. In addition to cash-on-hand, the DIP financing is expected to provide adequate liquidity to meet the anticipated needs of AAWH and all of its operating units to continue normal operations throughout the Chapter 11 process.

     Erickson noted, “Through the Chapter 11 filing we intend to implement the restructuring efforts which had commenced in March 2003 to respond more effectively to changes in the air cargo marketplace, reducing operating costs, reducing the size of our fleet to match demand and reducing our leasing and secured borrowing costs to better mirror current market conditions. We have developed a very compelling restructuring plan that will enable us to successfully emerge as a stronger company with a competitive cost structure. As a result of our having obtained agreements in principle with our major secured creditors and lessors, we hope to emerge from bankruptcy quickly with minimal disruption to our operations.”

About AAWH

     AAWH, through its subsidiaries, Atlas and Polar, provides cargo services throughout the world to major international airlines pursuant to contractual arrangements with its customers in which it provides the aircraft, crew, maintenance and insurance (“ACMI”). The company also provides airport-to-airport scheduled air-cargo service, as well as commercial and military charter service. The principal markets served are Asia and the Pacific Rim from the United States and Europe and between South America and the United States.

     Certain of the information contained in this press release should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWH’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWH and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the ability of the companies to operate pursuant to the terms of the debtor-in-possession facility; the companies’ ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by them from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the potential adverse impact of the Chapter 11 cases on the companies’ liquidity or results of operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the companies’ products; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWH’s reports to the United States Securities and Exchange Commission.

     Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of AAWH’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies, and it is possible that AAWH’s equity will be restructured in a manner that will substantially reduce or eliminate any remaining value. Accordingly, AAWH urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.